                               EXHIBIT 1.A.(5)(a)

[LOGO TO COME]

PROTECTIVE LIFE INSURANCE COMPANY / P. O. BOX 2606 / BIRMINGHAM, ALABAMA 35202

A STOCK COMPANY                                                   (205-879-9230)
--------------------------------------------------------------------------------

                         VARIABLE LIFE INSURANCE POLICY

                                 POLICY NUMBER:

    This is a Last Survivor Flexible Premium Variable and Fixed Life Insurance Policy ("Policy") which has been issued to the Owner. This Policy provides a death benefit.

    THE OWNER HAS THE RIGHT TO RETURN THIS POLICY. The Owner may cancel this Policy after receipt by returning the Policy to the Company's Home Office, or to any Agent of the Company, with a written request for cancellation within (a) 10 days after receipt; or (b) 45 days after the Application was signed; or (c) 10 days after the Company mails or delivers a Notice of Right of Withdrawal, whichever is later. Return of this Policy by mail is effective on receipt by the Company. The returned Policy will be treated as if the Company had never issued it. In states where permitted, the Company will promptly refund an amount equal to the sum of: (a) the difference between the premiums paid (after deduction of any policy fees and other charges) and the amounts allocated to the Fixed Account or the Sub-Accounts, plus (b) the value of the amounts allocated to the Fixed Account, including any interest credited on such amounts accumulated to the date that this Policy is returned to the Company, plus (c) the value of the amounts allocated to the Sub-Accounts, adjusted to reflect the net investment experience of such Sub-Accounts, to the date that this Policy is returned to the Company. This amount may be more or less than the premium payment(s). In states where required, the Company will promptly refund the premium payment(s).

             [Signature to come]                            [Signature to come]

                  PRESIDENT                                      SECRETARY

    THE POLICY VALUES, THE AMOUNT OF THE DEATH BENEFIT PROVIDED IN THIS CONTRACT, OR THE DURATION OF THE INSURANCE COVERAGE, MAY BE FIXED OR VARIABLE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNTS. THERE IS NO GUARANTEED MINIMUM FOR THE PORTION OF THE POLICY VALUE IN THE SUB-ACCOUNTS. PLEASE REFER TO THE VARIABLE ACCOUNT SECTION OF THIS POLICY FOR MORE INFORMATION REGARDING THE VARIABLE ACCOUNT. PLEASE REFER TO THE DEATH BENEFIT SECTION OF THIS POLICY FOR A DESCRIPTION OF THE DEATH BENEFIT.

                            READ THE CONTRACT CAREFULLY

         THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY

           LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

        Death Benefit Payable at the Death of the Last Survivor of the Joint
                                    Insureds

       No Death Benefit Payable on the Death of the First to Die of the Joint
                                    Insureds

                                NON-DIVIDEND PAYING

VUL-07 1-00                                                               Page 1

                                     INDEX

POLICY SPECIFICATIONS PAGES.............    3
DEFINITIONS.............................    4
GENERAL PROVISIONS......................    6
  Entire Contract.......................    6
  Modification of the Contract..........    6
  Misstatement of Age or Sex............    6
  Non-Participating.....................    7
  Notification of First Death...........    7
  Suicide Exclusion.....................    7
  Termination...........................    7
  Representations and Contestability....    7
  Reports...............................    7
  Arbitration...........................    8
CONTROL PROVISIONS......................    8
  The Parties Involved..................    8
  Rights of Owner.......................    8
  Contingent Owner......................    8
  Beneficiary...........................    9
  Changing the Owner....................    9
  Assignment............................    9
  Protection of Proceeds................    9
  Suspension or Delay in Payment........    9
  Tax Considerations....................    9
  Changes in Policy Cost Factors........   10
  Coverage Limitations..................   10
PREMIUMS................................   10
  Premium Payments......................   10
  Planned Premium Payments..............   10
  Unscheduled Premium Payments..........   10
  Minimum Monthly Premium Guarantee.....   10
  Allocation of Net Premiums............   11
  Grace Period..........................   11
  Reinstatement.........................   11
  Minimum Values........................   12
DEDUCTIONS FROM POLICY VALUE............   12
COST OF INSURANCE.......................   12
  Cost of Insurance Charge..............   12
  Cost of Insurance Rates...............   12
  Method of Computing Cost of Insurance
    Rates...............................   12
BASIS OF COMPUTATION....................   12
FIXED ACCOUNT...........................   12
  Calculation of the Fixed Account
    Value...............................   12
  Interest Credited.....................   13
VARIABLE ACCOUNT........................   13
  General Description...................   13
  Sub-Accounts of the Variable
    Account.............................   13
  Valuation of Assets...................   14
  Calculation of Sub-Account Values.....   14
  Net Investment Factor.................   14
  Transfers.............................   15
DEATH BENEFIT...........................   15
  Death Benefit Proceeds................   15
  Amount of Death Benefit Proceeds......   15
  Payment of Death Benefit Proceeds.....   16
  Suspension of Payment.................   16
  Creditor Claims.......................   16
SURRENDERS AND WITHDRAWALS..............   16
  Surrenders............................   16
  Withdrawals...........................   17
POLICY LOANS............................   17
  Right to Make Loans, Policy Debt......   17
  Maximum Loan..........................   17
  Interest..............................   17
  Collateral............................   17
  Repaying Policy Debt..................   18
CHANGING THIS POLICY....................   18
  Increasing The Face Amount............   18
  Premium Payments Required for a Face
    Amount Increase.....................   18
  Cancellation of a Face Amount
    Increase............................   18
  Decreasing the Face Amount............   18
  Changing the Death Benefit Option.....   19
  Change Approval.......................   19
SETTLEMENT OPTIONS......................   19
  Availability of Options...............   19
  Minimum Amounts.......................   19
  Electing A Settlement Option..........   19
  Effective Date and Payment Date.......   19
  Description of Options................   20

VUL-07 1-00                                                               Page 2

                             POLICY SPECIFICATIONS

POLICY NUMBER: SPECIMEN                        POLICY EFFECTIVE DATE: MAY 1, 2000
POLICY ISSUE DATE: MAY 1, 2000                 MONTHLY ANNIVERSARY DAY: 1

JOINT INSURED 1: JOHN Q. DOE                   JOINT INSURED 2: MARY Q. DOE
  AGE: 35    SEX: MALE                         AGE: 35    SEX: FEMALE
RATE CLASS: STANDARD NON-SMOKER                RATE CLASS: STANDARD NON-SMOKER

INITIAL FACE AMOUNT: $250,000                  MINIMUM BASIC FACE AMOUNT: $250,000
INITIAL BASIC FACE AMOUNT: $250,000            MINIMUM SUPPLEMENTAL FACE
INITIAL SUPPLEMENTAL FACE                      AMOUNT: NONE
AMOUNT: NONE

MINIMUM MONTHLY PREMIUM PAYMENT: $39.30        INITIAL PREMIUM PAYMENT: $471.60
MINIMUM MONTHLY PREMIUM GUARANTEE PERIOD: 5 YEARS
PLANNED PREMIUM PAYMENT: $471.60 PAYABLE ANNUALLY

DEATH BENEFIT OPTION: LEVEL
OWNER: JOHN Q. DOE
         MARY Q. DOE

                                                                                       MONTHLY CHARGE
FORM                                                                                    DURING FIRST
NUMBER                                SCHEDULE OF ADDITIONAL BENEFITS                       YEAR
---------------------   ------------------------------------------------------------  ----------------


------------------------

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT [4% ANNUALLY (.3274% MONTHLY)]

INITIAL ANNUAL EFFECTIVE INTEREST RATE FOR FIXED ACCOUNT [5.75%]

MAXIMUM LOAN INTEREST RATE 6% YEARS 1-10 - 4.25% YEARS 11+

THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON THE JOINT INSUREDS UNTIL TERMINATION, SUBJECT TO THE TERMS OF THIS POLICY. THERE MAY BE LITTLE OR NO SURRENDER VALUE PAYABLE ON CONTRACT TERMINATION.

VUL-07 1-00                                                               Page 3

                        DEDUCTION FROM PREMIUM PAYMENTS

    PREMIUM EXPENSE CHARGE. A Premium Expense Charge will be deducted from each Premium Payment. The maximum Premium Expense Charge is 12.5% in Policy Years 1 though 5, 6% in Policy Years 6 through 10, and 2.5% thereafter. The Company reserves the right to charge less than the maximum charge. [Accordingly, the Premium Expense Charge is currently 10% in Policy Years 1 through 5, 5% in Policy Years 6 through 10, and 2% thereafter (subject to the maximum charges outlined above).]

                               MONTHLY DEDUCTIONS

    Beginning as of the Policy Effective Date and continuing on each Monthly Anniversary Day thereafter, the Company will deduct the charges listed below. With the exception of the Mortality and Expense Risk Charge, each charge will reduce the Sub-Account Value(s) and Fixed Account Value in the proportion that each Sub-Account Value and the Fixed Account Value bears to the Unloaned Policy Value. The Mortality and Expense Risk Charge will reduce only the Sub-Account Value(s).

    ADMINISTRATION CHARGE FOR INITIAL BASIC FACE AMOUNT. The maximum monthly Administration Charge for Initial Basic Face Amount is equal to $.075 per every $1,000 of Initial Basic Face Amount in Policy Years 1 through 9. This charge is not assessed after the ninth Policy Year.

    THE COMPANY RESERVES THE RIGHT TO CHARGE LESS THAN THE MAXIMUM
CHARGE. [Accordingly, the monthly charge is currently equal to $.06 per every $1,000 of Initial Basic Face Amount in Policy Years 1 through 9 (subject to the maximum charge outlined above).]

    ADMINISTRATION CHARGE FOR INCREASE IN SUPPLEMENTAL FACE AMOUNT. The monthly Administration Charge for Increase in Supplemental Face Amount is equal to the lesser of $250 or the sum of (a) plus (b) where:

    (a) is $23.50; and

    (b) is $.06 per every $1,000 of increase in Supplemental Face Amount.

    This monthly charge applies during the twelve month period following the effective date of each increase in Supplemental Face Amount.

    CHARGE FOR BENEFITS UNDER RIDERS. The Company will deduct a monthly charge for any riders.

    COST OF INSURANCE CHARGE. The Company will deduct a monthly Cost of Insurance Charge for the Basic Face Amount and any Supplemental Face Amount. This charge varies and is calculated in accordance with the policy provisions. See the Cost of Insurance section of this Policy for details. The Maximum Monthly Cost of Insurance Rates are set forth in the table on the following page.

    MORTALITY AND EXPENSE RISK CHARGE. The maximum monthly Mortality and Expense Risk Charge is equal to .075% multiplied by the Variable Account Value, which is equivalent to an annual rate of .90% of such amount. The Company reserves the right to charge less than the maximum charge. [Accordingly, in Policy Years 11 and thereafter, the monthly Mortality and Expense Risk Charge is currently .021% multiplied by the Variable Account Value, which is equivalent to an annual rate of .25% of such amount (subject to the maximum charge outlined above).] This charge compensates the Company for assuming the mortality and expense risks under this Policy.

                                OTHER DEDUCTIONS

    WITHDRAWAL CHARGE. A Withdrawal Charge equal to the lesser of: (a) 2% of the amount withdrawn; or (b) $25 is deducted from the Fixed Account and Variable Account Value(s) whenever the Owner makes a withdrawal. See the Surrenders and Withdrawals section of this Policy for additional details.

    TRANSFER FEE. A $25 charge may be deducted from the Fixed Account and Variable Account Value(s) being transferred for each transfer request in excess of 12 during a Policy Year. See the Variable Account section of this Policy for additional details.

VUL-07 1-00                                                              Page 3A

                               SURRENDER CHARGES

    If this Policy is surrendered, lapses at the end of a Grace Period or the Owner reduces the Basic Face Amount during the first twelve Policy Years, the Company will deduct a Surrender Charge from the Fixed Account and Variable Account Value(s). The Maximum Surrender Charge on surrender or lapse of this Policy is shown in the table below.

    If the Basic Face Amount of this Policy is decreased during the first twelve Policy Years, the partial Surrender Charge imposed will equal the portion of the Surrender Charge (shown in the table below and reduced by any previous partial Surrender Charge(s)) that corresponds to the percentage by which the Basic Face Amount is reduced. In the event of such a reduction in the Basic Face Amount, the Company will allocate the partial Surrender Charge to each Sub-Account and the Fixed Account based on the proportion that the value of the Fixed Account and the value of the Sub-Account(s) bear to the total Unloaned Policy Value.

POLICY  SURRENDER    POLICY    SURRENDER
YEARS    CHARGE      YEARS      CHARGE
-----   ---------   --------   ---------
  1      $792.43       8        $452.82
  2       792.43       9         396.21
  3       735.83      10         339.61
  4       679.22      11         283.01
  5       622.62      12         226.41
  6       566.02      13+             0
  7       509.42

               GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
            PER $1,000 OF BASIC AND SUPPLEMENTAL NET AMOUNT AT RISK

POLICY               POLICY                POLICY                POLICY
 YEAR      RATE       YEAR       RATE       YEAR       RATE       YEAR       RATE
 ----      ----       ----       ----       ----       ----       ----       ----
  1       .00021       21       .07386       41       2.13509     61       27.23936
  2       .00067       22       .08791       42       2.52034     62       32.36967
  3       .00121       23       .10399       43       2.95311     63       41.22764
  4       .00186       24       .12222       44       3.43292     64       57.81227
  5       .00266       25       .14354       45       3.96928     65       83.33333
  6       .00360       26       .16880       46       4.57967     66+             0
  7       .00476       27       .19886       47       5.28097
  8       .00613       28       .23566       48       6.09291
  9       .00775       29       .28112       49       7.03013
 10       .00962       30       .33660       50       8.07993
 11       .01184       31       .40218       51       9.23437
 12       .01443       32       .47863       52      10.47303
 13       .01748       33       .56607       53      11.79230
 14       .02104       34       .66492       54      13.17161
 15       .02522       35       .77835       55      14.62345
 16       .03014       36       .91240       56      16.14868
 17       .03602       37      1.08192       57      17.77017
 18       .04311       38      1.26981       58      19.53103
 19       .05167       39      1.50994       59      21.50762
 20       .06184       40      1.79853       60      23.92732

VUL-07 1-00                                                              Page 3B

ALLOCATION OF PREMIUM PAYMENTS:

Protective Variable Life Separate Account

Sub-Accounts:

Goldman Sachs/PIC Growth & Income            20.00%
Goldman Sachs/CORE U.S. Equity               10.00%
Calvert Social Small Cap Growth              10.00%
Calvert Social Balanced                      10.00%
MFS Emerging Growth                          10.00%
MFS Growth with Income                       10.00%
Oppenheimer Aggresive Growth/VA              10.00%
Oppenheimer Strategic Bond/VA                10.00%

Protective Life General Account:

Fixed Account                                10.00%

VUL-07 1-00                                                              Page 3C

                                  DEFINITIONS

    APPLICATION.  The paperwork completed to apply for this Policy.

    ATTAINED AGE. The Age of Joint Insured 1 or Joint Insured 2 as shown on the Policy Specifications Page plus the number of complete Policy Years since the Policy Effective Date.

    BENEFICIARY. The Beneficiary is the person entitled to receive the Death Benefit Proceeds upon receipt of due proof of both Joint Insureds' deaths. If more than one beneficiary is named in the Application, the Company will use the beneficiary percentages shown in the Application to calculate each beneficiary's portion of the Death Benefit Proceeds.

    PRIMARY. Where a Primary Beneficiary is living, such person is the Beneficiary. The Primary Beneficiary is the person named as the "Primary Beneficiary" in the Application, unless changed.

    CONTINGENT. Where no Primary Beneficiary is living, the "Contingent Beneficiary", as named in the Application, is the Beneficiary, unless changed.

    IRREVOCABLE. An Irrevocable Beneficiary is one whose consent is necessary to change the Beneficiary or exercise certain other rights.

    CASH VALUE. The Cash Value is equal to the Policy Value minus any applicable Surrender Charge.

    COMPANY. Protective Life Insurance Company, also referred to herein as "it" or "its".

    DEATH BENEFIT. The amount of insurance provided under the Policy as determined by the Death Benefit Option selected.

    DEATH BENEFIT OPTION. One of two options (Level Death Benefit or Increasing Death Benefit) that an Owner may select for the computation of Death Benefit Proceeds.

    DEATH BENEFIT PROCEEDS. The amount payable to the Beneficiary if both Joint Insureds die while the Policy is in force. The amount is equal to the Death Benefit, plus any death benefit under any rider or endorsement to the Policy, less any Policy Debt, less unpaid Monthly Deductions if the Last Survivor of the Joint Insureds dies during a Grace Period.

    FACE AMOUNT. The Face Amount is the Basic Face Amount, plus any Supplemental Face Amounts. The Initial Face Amount is shown on the Policy Specifications Page. Thereafter, the Face Amount may be increased or decreased in accordance with the terms of this Policy.

    FIXED ACCOUNT. Part of the Company's General Account to which Policy Value may be transferred or Net Premiums allocated under a Policy.

    FIXED ACCOUNT VALUE.  The Policy Value in the Fixed Account.

    FUND. An investment portfolio of Protective Investment Company or any other open-end management investment company or unit investment trust in which a Sub-Account invests.

    GENERAL ACCOUNT. The assets of the Company other than those allocated to the Variable Account or another separate account.

    HOME OFFICE.  2801 Highway 280 South, Birmingham, Alabama, 35223.

    ISSUE DATE. The date the Policy is issued. The Issue Date may be a later date than the Policy Effective Date if the initial premium payment is received at the Home Office before the Issue Date.

    JOINT INSUREDS.  The two persons whose lives are covered by the Policy.

    LAPSE. Termination of the Policy at the expiration of the Grace Period while at least one of the Joint Insureds is still living.

VUL-07 1-00                                                               Page 4

    LAST SURVIVOR OF THE JOINT INSUREDS. The Joint Insured who survives after the death of the other Joint Insured.

    LOAN ACCOUNT. An account within the Company's General Account to which the Fixed Account Value and/or Variable Account Value is transferred as collateral for policy loans.

    LOAN ACCOUNT VALUE.  The Policy Value in the Loan Account.

    MINIMUM MONTHLY PREMIUM. The Minimum Monthly Premium is used in a calculation that is described under the Minimum Monthly Premium Guarantee section of this Policy.

    MONTHLY ANNIVERSARY DAY. The same day of the month as the Policy Effective Date. The Monthly Anniversary Day is shown on the Policy Specifications Page.

    MONTHLY DEDUCTIONS. The charges deducted monthly from the Sub-Account value(s) and/or Fixed Account value as described on the Policy Specifications Page.

    NET AMOUNT AT RISK. The Net Amount at Risk as of any Monthly Anniversary Day is (a) minus (b) where:

    (a) is the Death Benefit discounted at one plus the monthly guaranteed interest rate; and

    (b) is the Policy Value (prior to deducting the Cost of Insurance), if the Death Benefit Option is Level, or Policy Value (discounted at one plus the monthly guaranteed interest rate and prior to deducting the Cost of Insurance), if the Death Benefit Option is Increasing.

    The Net Amount at Risk is allocated between the Basic Net Amount at Risk and any Supplemental Net Amount at Risk as follows:

    BASIC NET AMOUNT AT RISK. The Basic Net Amount at Risk is equal to the greater of zero or the Death Benefit discounted at one plus the monthly guaranteed interest rate, minus the sum of (c) and (d) where:

       (c) is the Policy Value (prior to deducting the Cost of Insurance), if the Death Benefit Option is Level, or Policy Value (discounted at one plus the monthly guaranteed interest rate and prior to deducting the Cost of Insurance), if the Death Benefit Option is Increasing.

       (d) is the sum of all Supplemental Face Amounts.

    SUPPLEMENTAL NET AMOUNT AT RISK. The Supplemental Net Amount at Risk is equal to the Net Amount at Risk minus the Basic Net Amount at Risk. The Supplemental Net Amount at Risk is computed separately for the Supplemental Initial Face Amount and for each increase in Supplemental Face Amount, in the order such supplemental coverage is issued.

    NET ASSET VALUE PER SHARE. The value per share of any Fund as computed on any Valuation Day as described in the Fund prospectus.

    NET PREMIUM. The premium payment after deduction of the Premium Expense Charge.

    OWNER.  The person(s) who own the Policy.

    POLICY ANNIVERSARY. The same day in each Policy Year as the Policy Effective Date.

    POLICY DEBT.  The sum of all outstanding policy loans plus accrued interest.

    POLICY EFFECTIVE DATE.  The date shown on the Policy Specifications
Page and on which coverage takes effect. Policy Years are measured from the Policy Effective Date. For any increase, decrease, additions, or changes to coverage, the effective date shall be the Monthly Anniversary Day on or next following the date the supplemental application is approved by the Company. The Policy Effective Date will never be the 29th, 30th or the 31st of a month.

VUL-07 1-00                                                               Page 5

    POLICY VALUE. The sum of the Variable Account Value, the Fixed Account Value and the Loan Account Value.

    POLICY YEAR. Each period of 12 months commencing with the Policy Effective Date.

    SETTLEMENT OPTIONS. Alternatives to a lump sum payment by the Company. See the Settlement Options section of this Policy for details.

    SIMULTANEOUS DEATH. If both Joint Insureds die simultaneously, the Company shall consider the Last Survivor of the Joint Insureds to be the Joint Insured 1 shown on the Policy Specifications Page. When the Last Survivor of the Joint Insureds and a named Beneficiary die within a period of 120 hours of each other and the order of death is unknown, the Company shall assume that the Beneficiary died before the Last Survivor of the Joint Insureds.

    SUB-ACCOUNT. A separate division of the Variable Account. Each Sub-Account invests in a corresponding Fund.

    SUB-ACCOUNT VALUE. The Policy Value in a Sub-Account as defined in the Variable Account section of this Policy.

    SURRENDER VALUE.  The Cash Value minus any outstanding Policy Debt.

    UNIT.  A unit of measurement used to calculate the Sub-Account Values.

    UNLOANED POLICY VALUE. The sum of the Variable Account Value and the Fixed Account Value, minus any policy debt.

    VALUATION DAY. Each day the New York Stock Exchange and the Home Office are open for business except for a day that a Sub-Account's corresponding Fund does not value its shares.

    VALUATION PERIOD. The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Day and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Day.

    VARIABLE ACCOUNT. The Protective Variable Life Separate Account, a separate investment account of the Company to which Policy Value may be transferred or into which Net Premiums may be allocated.

    VARIABLE ACCOUNT VALUE.  The sum of all Sub-Account Values.

    WITHDRAWAL. A Withdrawal by the Owner of an amount of Cash Value that is less than the Surrender Value.

    WRITTEN NOTICE. A written notice or request that is received by the Company at the Home Office.

                               GENERAL PROVISIONS

    ENTIRE CONTRACT. This Policy, any riders and/or endorsements attached hereto, and the Application, a copy of which is attached, and all subsequent applications, copies of which are attached, constitute the entire contract. Any application for reinstatement becomes part of this Policy if the reinstatement is approved by the Company. The Policy is issued in consideration of payment of the Initial Premium Payment shown on the Policy Specifications Page.

    MODIFICATION OF THE CONTRACT. No change or waiver of the terms of this Policy is valid unless made by the Company, in writing, and approved by the President, Secretary or a Vice President of the Company. The Company reserves the right to change the provisions of this Policy to conform to any applicable laws, or applicable regulations or rulings issued by a government agency.

    MISSTATEMENT OF AGE OR SEX. Questions in the Application concern the Joint Insureds' dates of birth and sex. If the date of birth or sex given in the Application or any Application for riders is not correct for either

VUL-07 1-00                                                               Page 6

Joint Insured, the Death Benefit and any benefits provided under any riders to this Policy will be adjusted to those which would be purchased by the most recent deduction for the cost of insurance and the cost of any benefits provided by such riders, at the correct ages or sex.

    NON-PARTICIPATING. This Policy does not share in the Company's surplus or profits and does not pay dividends.

    NOTIFICATION OF FIRST DEATH. The Company must be provided due proof of the first death of the Joint Insureds within a reasonable time, but in no event later than one year after the date of the first death.

    SUICIDE EXCLUSION. If either of the Joint Insureds commits suicide, while sane or insane, within two years from the Policy Effective Date and while this Policy is in force, the Company's total liability shall be limited to the premium payments made before death, less any Policy Debt and less any Withdrawals and this Policy will be terminated as of the date of such suicide. If either of the Joint Insureds commits suicide, while sane or insane, within two years from the effective date of any increase in the Face Amount, the Company's total liability with respect to such increase shall be limited to the sum of the monthly Cost of Insurance Charges deducted for such increase.

    TERMINATION. All coverage under this Policy shall terminate when any one of the following events occurs:

    (1) The Owner requests a full surrender. A surrender will require a return of this Policy.

    (2) The Last Survivor of the Joint Insureds dies.

    (3) Suicide of either of the Joint Insureds within two years from the Date of Issue.

    (4) The Policy lapses, as described in the sub-section entitled "Grace Period" under "Premiums" and the sub-section entitled "Collateral" under "Policy Loans".

    REPRESENTATIONS AND CONTESTABILITY. In issuing this Policy, the Company relies on all statements made by or for the Joint Insureds in the Application or in a supplemental application. Legally, these statements are considered to be representations and not warranties, unless fraud is involved. The Company can contest the validity of this Policy or resist a claim for any material misrepresentation of a fact made on the Application or in a supplemental application for this Policy. The Company also has the right to contest the validity of any policy change based on material misstatements made in any application for that change. To do so, however, the representation must have been made in the Application, or in a supplemental application. Also, a copy of such application must have been attached to this Policy when issued or made a part of the Policy when changes in coverage became effective.

    The Company cannot bring any legal action to contest the validity of this Policy after it has been in force during the lifetime of both Joint Insureds for two years from the Policy Effective Date unless fraud is involved.

    If there was a rider or endorsement added to this Policy after the Issue Date, or benefits added by a supplemental Policy Specifications Page, the Company cannot contest the validity of any benefits so added after the benefits have been in force during the lifetime of both Joint Insureds for two years from the effective date of the addition of the benefits unless fraud is involved.

    The Company cannot contest the validity of any reinstated benefits after the reinstated benefits have been in force during the lifetime of both Joint Insureds for two years from the date the Company approves the reinstatement application unless fraud is involved.

    REPORTS. At least once a year the Company will send to the Owner at the Owner's last known address, a report for this Policy. The report will show as of the end of the report period: (1) the current Death Benefit; (2) the current Policy Value; (3) the current Fixed Account Value; (4) the current Variable Account Value; (5) the current Loan Account Value; (6) the current Sub-Account Values; (7) premium payments made since the last report; (8) any Withdrawals since the last report; (9) any policy loans and

VUL-07 1-00                                                               Page 7
accrued interest; (10) the current Surrender Value; (11) the Owner's current premium allocations; (12) charges deducted since the last report; and (13) any other information required by law.

    In addition, the Company will provide a Report for this Policy at any time upon the Owner's written request. If the Owner requests this information more frequently than annually, the Company may charge a fee which shall not exceed $50.

    ARBITRATION. The parties hereby acknowledge that the provision of insurance pursuant to this Policy takes place in and substantially affects interstate commerce and that the Federal Arbitration Act permits and promotes the use of arbitration as a means of dispute resolution in matters arising from interstate commerce.

    Any controversy, dispute or claim by any Owner, Joint Insureds or Beneficiary, or their respective assigns (each referred to herein as "Claimant"), arising out of or relating in any way to this Policy or the solicitation or sale thereof shall be submitted to binding arbitration pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. Absent consolidation of arbitration as provided for below, such arbitration shall be governed by the rules and provisions of the Dispute Resolution Program for Insurance Claims of the American Arbitration Association ("AAA"). The arbitration panel shall consist of three (3) arbitrators, one (1) selected by the Company, one (1) selected by the Claimant and one (1) selected by the arbitrators previously selected.

    If a Claimant, the Company or a third-party have any dispute between or among them or any of them that is directly or indirectly related to any dispute governed by this arbitration provision, the Claimant and the Company consent to the consolidation of the dispute governed by this arbitration provision with such other dispute; if such other dispute is governed by an arbitration agreement that selects the forum and rules of the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc., the Claimant and the Company shall be deemed to have consented to the jurisdiction of such other forum to the extent allowed by law and will abide by the rules, provisions and interpretations thereof, including those for selection of arbitrators.

    It is understood and agreed that the arbitration shall be binding upon the parties, that the parties are waiving their right to seek remedies in court, including the right to jury trial; and that an arbitration award may not be set aside in later litigation except upon the limited circumstances set forth in the Federal Arbitration Act.

    Judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof. The arbitration expenses shall be borne by the losing party or in such proportion as the arbitrator(s) shall decide.

                               CONTROL PROVISIONS

    THE PARTIES INVOLVED. The Owner is the person(s) who owns this Policy as shown on the Policy Specifications Page, on an endorsement or on an amendment to the Application. The Owner is the Joint Insureds unless someone else is named as the Owner.

    RIGHTS OF OWNER. While either of the Joint Insureds are living, the Owner may exercise all rights and benefits contained in the Policy or allowed by the Company. These rights include assigning this Policy, changing Beneficiaries, changing ownership, enjoying all benefits and exercising all policy provisions. The use of these rights may be subject to the consent of any Assignee or Irrevocable Beneficiary.

    If a Partnership has any rights under this Policy, such rights shall belong to the Partnership as it exists when the right is exercised.

    CONTINGENT OWNER. If the Owner is not the Joint Insureds, the Owner may name a Contingent Owner provided such request is made in writing on a form acceptable to the Company. The Contingent Owner

VUL-07 1-00                                                               Page 8
will become the Owner if the Owner dies. If there is not a Contingent Owner named when the Owner dies, the estate of the last Owner to die will become the Owner.

    BENEFICIARY. A Beneficiary is any person named by the Owner on the Company's records to receive the Death Benefit Proceeds on the death of the Last Survivor of the Joint Insureds. There may be different classes of Beneficiaries such as primary and contingent. These classes set the order of payment of the Death Benefit. The Owner may change the Beneficiary at any time prior to the death of the Last Survivor of the Joint Insureds. To make a change, a written request satisfactory to the Company must be received at the Company's Home Office. If an Irrevocable Beneficiary has been designated however, such designation cannot be changed or revoked without the Irrevocable Beneficiary's written consent. Any change of Beneficiaries is effective on the date the request was signed, provided, however, the Company will not be liable for any payment made before such request has been received and acknowledged at the Company's Home Office.

    CHANGING THE OWNER. The Owner may be changed at any time prior to the death of the Last Survivor of the Joint Insureds. To make a change, the Company must receive from the Owner a written request satisfactory to the Company at the Home Office. Any such change will be effective on the date the request was signed, provided, however, the Company will not be liable for any payment made before such request has been received and acknowledged at the Company's Home Office.

    ASSIGNMENT. Upon notice to the Company, the Owner may assign his or her rights under this Policy. However, for this assignment to be binding on the Company, it must be in writing and filed at the Home Office. The Company assumes no responsibility for the validity of any assignment. Any claim under any assignment shall be subject to proof of interest and the extent of assignment. Once the Company receives a signed copy of the assignment, the Owner's rights and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Policy Debt.

    PROTECTION OF PROCEEDS. To the extent permitted by law, any payment of Death Benefit Proceeds, Surrender Value or any Withdrawal shall be free from legal process from the claim of any creditor of the person entitled to them.

    SUSPENSION OR DELAY IN PAYMENT. The Company has the right to suspend or delay the date of payment of a Withdrawal, Loan, Surrender, or the Death Benefit Proceeds for any period:

    (1) when the New York Stock Exchange is closed; or

    (2) when trading on the New York Stock Exchange is restricted; or

    (3) when an emergency exists (as determined by the Securities & Exchange Commission) as a result of which (a) the disposal of securities in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to determine fairly the value of the net assets of the Variable Account; or

    (4) when the Securities & Exchange Commission, by order, so permits for the protection of security holders.

    As to amounts allocated to the Fixed Account, the Company may defer payment of Death Benefit proceeds for up to two months and any Withdrawal, Surrender or the making of a Policy Loan (unless the amount of the loan is for payment of a premium to the Company) for up to six months after the Company receives a written request.

    If the Company delays payment of surrender benefits under this Policy, the Owner will be paid interest at the rate specified under applicable state law as required, if any, at the time of the surrender request.

    TAX CONSIDERATIONS. In order to receive the tax treatment afforded to life insurance contracts under federal tax laws, this Policy must qualify and continue to qualify as a life insurance contract under the

VUL-07 1-00                                                               Page 9

Internal Revenue Code of 1986, as amended. The Company reserves the right to decline to: (a) accept a premium payment; or (b) change the Death Benefit Option; or (c) process a Withdrawal. The Company also reserves the right to refund a premium payment, including any earnings thereon, if such refund is necessary to prevent this Policy from failing to qualify as a life insurance contract.

    The Company also reserves the right to make changes to this Policy or to any endorsements or to any riders or to make distributions from this Policy to the extent the Company considers necessary for this Policy to continue to qualify as a life insurance contract. Such changes will apply uniformly to all affected policies. The Owner will receive advance written notification of such changes.

    CHANGES IN POLICY COST FACTORS. Changes in non-guaranteed credited rates, cost of insurance charge rates, mortality and expense risk charge rates, administration charge rates, or expense charge rates, if any, will be by class and will be based upon changes in future expectations of such factors as investment earnings, mortality, persistency, expenses, and taxes.

    COVERAGE LIMITATIONS. Unless the health and other conditions of the Joint Insureds on the date that the Policy is delivered to the Owner is the same as that indicated in the Application, the Company reserves the right to cancel the Policy or re-underwrite the Policy and make appropriate adjustments to the monthly Cost of Insurance Charge.

                                    PREMIUMS

    PREMIUM PAYMENT(S). Premium payment(s) are payable at the Company's Home Office or to any Agent of the Company. Premium payment(s) must be made by check payable to Protective Life Insurance Company or by any other method which the Company deems acceptable. The minimum premium payment(s) that the Company will accept is: (1) $50 if paid by a monthly pre-authorized payment arrangement; or
(2) $150 for any other mode of payment accepted by the Company.

    The Company has the right not to accept any premium payment in the event that it is determined in the Company's discretion that the premium payment will cause the Policy to fail to qualify as a life insurance contract under federal tax laws.

    No insurance will take effect until the initial premium payment is paid and the health and other conditions of the Joint Insureds is determined to be the same as that described in the Application on the date the Policy is delivered.

    PLANNED PREMIUM PAYMENTS. The amounts and frequency of the planned premium payments in effect on the Policy Effective Date are shown on the Policy Specifications Page. The Owner does not have to make the planned premium payment. Subject to the limits described above, the Owner may change the frequency and amount of the planned premium payments at any time.

    The Company will send planned premium payment reminder notices to the Owner unless otherwise requested. The Owner can choose to have them sent at 12, 6, or 3 month intervals. If desired, the Company will also arrange for planned premium payments to be made on a monthly basis under a pre-authorized payment arrangement.

    UNSCHEDULED PREMIUM PAYMENTS. Subject to the limits described above, while this Policy is in force, premium payment(s) other than the planned premium payments will be accepted by the Company at any time. The Owner may specify in writing that all unscheduled premium payments are to be applied against Policy Debt, if any, as a loan repayment.

    MINIMUM MONTHLY PREMIUM GUARANTEE. In return for paying the Minimum Monthly Premium shown on the Policy Specifications Page or an amount equivalent thereto by the Monthly Anniversary Day, the Company guarantees, to the extent outlined herein, that the Policy and any riders or endorsements attached hereto will not Lapse during the Minimum Monthly Premium Guarantee Period, which is shown

VUL-07 1-00                                                              Page 10
on the Policy Specifications Page, if for each month that the policy has been in force (a) equals or exceeds (b), where:

    (a) is the total premiums paid less any Withdrawals and Policy Debt; and

    (b) is the Minimum Monthly Premium as shown on the Policy Specifications Page multiplied by the number of complete policy months since the Policy Effective Date, including the current month.

    Any change in the benefits provided by this Policy or any riders attached hereto, made subsequent to the Policy Effective Date and during the Minimum Monthly Premium Guarantee Period, may result in a change to the Minimum Monthly Premium. However, the changes will not extend the time period for the guarantee. The new Minimum Monthly Premium and its effective date will be shown in a supplemental Policy Specifications Page.

    ALLOCATION OF NET PREMIUMS. Net Premiums will be allocated to the Sub-Accounts and the Fixed Account on the date the Company receives them according to the instructions of the Owner in the Application or subsequent Written Notice. The Owner may change the allocations in effect at any time by Written Notice. Allocations must be made in whole percentages. The sum of allocations must add up to 100%. The Company reserves the right to establish
(a) a limitation on the number of Sub-Accounts to which Net Premiums may be allocated and/or (b) a minimum allocation requirement for the Sub-Accounts and the Fixed Account.

    If the Contract is issued in a state where, upon cancellation and within the cancellation period, the Company returns the premium payment(s) made, the Company reserves the right to allocate the initial premium payment and any additional premium payments made during the cancellation period to the Fixed Account or Money Market Sub-Account. Thereafter, allocations will be made as shown in the Policy Specifications Page in accordance with the selections made by the Owner.

    GRACE PERIOD. Unless this Policy is otherwise continued under the Minimum Monthly Premium Guarantee, if the Surrender Value on a Monthly Anniversary Day is insufficient to cover the Monthly Deductions due on that Monthly Anniversary Day, this Policy will stay in force for 61 days. This 61 day period is called the Grace Period.

    If the Owner does not pay sufficient Net Premiums to cover the current and past due Monthly Deductions by the end of the Grace Period, this Policy will terminate without value and all coverage under this Policy will terminate. At the beginning of the Grace Period, the Company will mail a notice of such premiums due to the Owner's last known address and to the address of any assignee of record. Coverage continues during the Grace Period. The Company will deduct unpaid Monthly Deductions and Policy Debt from any Death Benefit payable if death occurs during the Grace Period.

    REINSTATEMENT. Prior to the death of the Last Survivor of the Joint Insureds and any Surrender of this Policy, if this Policy has Lapsed, it can be reinstated. Reinstatement means to restore the Policy when the Policy has terminated at the end of the Grace Period. The Company will reinstate the Policy if the Company receives:

    (1) the Owner's written request within five years after the end of the Grace Period,

    (2) evidence of insurability satisfactory to the Company,

    (3) payment of Net Premium equal to all Monthly Deductions that were due and unpaid during the Grace Period with interest at a rate not to exceed 6% per annum compounded annually, if required by the Company, and payment of premium payments at least sufficient to keep this Policy in force for three months (The Company may accept premium payments larger than this amount), and

    (4) payment of or reinstatement of any Policy Debt which existed at the end of the Grace Period.

VUL-07 1-00                                                              Page 11

    The effective date of a reinstated policy will be the day the Company approves the reinstatement and all of the above requirements have been received.

    MINIMUM VALUES. The values and benefits of this Policy shall not be less than the minimum benefits required by the statutes of the state in which this Policy was delivered.

                          DEDUCTIONS FROM POLICY VALUE

    Monthly Deductions, Other Deductions and Surrender Charges are described on the Policy Specifications Page.

                               COST OF INSURANCE

    COST OF INSURANCE CHARGE. The monthly Cost of Insurance Charge for the Basic Face Amount is computed at the beginning of each policy month by multiplying the Basic Net Amount at Risk (divided by $1,000) by the cost of insurance rate as described in the Cost of Insurance Rate section. The monthly Cost of Insurance Charge for any Supplemental Face Amount is computed at the beginning of each policy month by multiplying the Supplemental Net Amount at Risk (divided by $1,000) by the cost of insurance rate as described in the Cost of Insurance Rate section. The monthly Cost of Insurance Charge for any Supplemental Face Amount is computed separately for the Initial Supplemental Face Amount and for each increase in Supplemental Face Amount.

    COST OF INSURANCE RATES. The monthly cost of insurance rate is based on the age nearest birthday, sex and rate class of each Joint Insured on the Policy Effective Date or effective date of a Face Amount increase, type of Face Amount (Basic or Supplemental), Method of Computing Cost of Insurance Rates described below and on the number of years that a Policy has been in force since the Policy Effective Date or effective date of a Face Amount increase. Monthly cost of insurance rates will be determined by the Company, based on its expectations as to future mortality experience, investment earnings, persistency, expenses and taxes.

    Any change in the monthly cost of insurance rates will be on a uniform basis for Joint Insureds of the same class such as age, sex, rate class, and policy year. However, the cost of insurance rates will never be greater than those shown in the Guaranteed Maximum Monthly Cost of Insurance Rates Table on the Policy Specifications Page or Supplemental Policy Specification Page.

    METHOD OF COMPUTING COST OF INSURANCE RATES. The Company has filed a detailed statement of the method the Company uses to compute cost of insurance rates with the State where this Policy was delivered.

                             BASIS OF COMPUTATIONS

    Minimum Surrender Values and Maximum Cost of Insurance Rates are based on the 1980 Commissioners Standard Ordinary Smoker or Non-Smoker, Male or Female, Mortality Table (age nearest birthday), and the age, sex and rate class of each Joint Insured. Surrender Values are at least equal to those required by law. Reserves are computed by the Commissioner's Reserve Valuation Method.

                                 FIXED ACCOUNT

    CALCULATION OF THE FIXED ACCOUNT VALUE. The value of the Fixed Account at any time is equal to:

    (a) the Net Premiums allocated to the Fixed Account; plus

    (b) Policy Value transferred to the Fixed Account; plus

    (c) interest credited to the Fixed Account; less

VUL-07 1-00                                                              Page 12

    (d) any Withdrawals including any Withdrawal Charges deducted or transfers from the Fixed Account including any transfer fees deducted from the Fixed Account; less

    (e) any Surrender Charges deducted in the event of a decrease of Face Amount; less

    (f) Monthly Deductions.

    INTEREST CREDITED. The Company guarantees that the interest credited during the first Policy Year to the initial Net Premiums allocated to the Fixed Account will be at a rate not less than the Initial Annual Effective Interest Rate for the Fixed Account shown on the Policy Specifications Page.

    For subsequent Net Premiums allocated to the Fixed Account or Policy Value transferred to the Fixed Account, the guaranteed interest rate applicable will be the annual effective interest rate in effect on the date the subsequent Net Premium is received by the Company or the date the transfer is made. Such guaranteed interest rate will apply to such amounts for a twelve month period which begins on the date the Net Premium is allocated or the date the transfer is made.

    After the guaranteed interest rate expires, (i.e., 12 months after the Net Premium or transfer is placed in the Fixed Account) the Company will credit interest on the Fixed Account Value attributable to such Net Premiums and transfers at the current interest rate in effect. New current interest rates are effective for such Fixed Account Value for 12 months from the time they are first applied. The Initial Annual Effective Interest Rate and the current interest rates the Company will credit are annual effective interest rates of not less than the annual Guaranteed Interest Rate for Fixed Account shown on the Policy Specifications Page. For purposes of crediting interest, amounts deducted, transferred or withdrawn from the Fixed Account will be accounted for on a "first-in, first-out" (FIFO) basis.

    The Company reserves the right to apply different interest rate guarantees to certain amounts credited to the Fixed Account.

                                VARIABLE ACCOUNT

    GENERAL DESCRIPTION. The variable benefits under the Policy are provided through the Variable Account. The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

    The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with the liabilities arising out of any other business the Company may conduct. The Company has the right to transfer to its General Account any assets of the Variable Account which are in excess of such reserves and other liabilities. The assets of the Variable Account are available to cover the liabilities of the General Account of the Company only to the extent that the assets of the Variable Account exceed the liabilities of the Variable Account arising under the policies supported by the Variable Account.

    SUB-ACCOUNTS OF THE VARIABLE ACCOUNT. The assets of the Variable Account are divided into a series of Sub-Accounts that are listed on the Policy Specifications Page and in the current Prospectus the Owner received. Each Sub-Account invests exclusively in shares of a corresponding Fund. Any amounts of income, dividends, and gains distributed from the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value Per Share.

    When permitted by law, the Company may:

    (1) create new variable accounts;

    (2) combine variable accounts, including the Variable Account;

    (3) add new Sub-Accounts to or remove existing Sub-Accounts from the Variable Account or combine Sub-Accounts;

VUL-07 1-00                                                              Page 13

    (4) make new Sub-Accounts or other Sub-Accounts available to such classes of the Policies as the Company may determine;

    (5) add new Funds or remove existing Funds;

    (6) if shares of a Fund are no longer available for investment or if the Company determines that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account, substitute a different Fund for any existing Fund;

    (7) deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;

    (8) operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; and

    (9) make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

    The investment policy of the Variable Account will not be changed without approval pursuant to the insurance laws of the State of Tennessee. If required, approval of or change of investment policy will be filed with the insurance department of the state where this Policy is delivered.

    The values and benefits of this Policy provided by the Variable Account depend on the investment performance of the Funds in which the Owner's selected Sub-Accounts are invested. The Company does not guarantee the investment performance of the Funds. The Owner bears the full investment risk for Net Premiums allocated or Policy Value transferred to the Sub-Accounts.

    VALUATION OF ASSETS. Assets of Funds held by each Sub-Account will be valued at their Net Asset Value per share on each Valuation Day. The Prospectus the Owners received for the Funds defines the Net Asset Value per share of the Funds and describes each Fund.

    CALCULATION OF SUB-ACCOUNT VALUES. The Sub-Account Value for any Sub-Account is equal to the number of Units this Policy then has in that Sub-Account multiplied by the value of such units at that time. Amounts allocated, transferred or added to a Sub-Account are used to purchase Units of that Sub-Account. Units are redeemed when amounts are deducted, transferred, or withdrawn. The number of Units in a Sub-Account at any time is equal to the number of Units purchased minus the number of Units redeemed up to such time.

    For each Sub-Account, the Net Premiums allocated to the Sub-Account or Policy Value transferred to the Sub-Account are converted into Units. The number of Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Unit for that Sub-Account for the Valuation Day on which the Net Premiums allocated to or Policy Value transferred are credited to the Sub-Account. The Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below.

    NET INVESTMENT FACTOR. The Unit value for each Sub-Account for any Valuation Period is determined by the Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for a Sub-Account for any Valuation Period is determined by dividing (1) by
(2) where

    (1) is the result of:

       a. the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

       b. the per share amount of any dividend or capital gain distributions made by the Fund to the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

VUL-07 1-00                                                              Page 14

       c. a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the operations of the Sub-Account.

    (2) is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.

    TRANSFERS. On or after the later of thirty days after the Policy Effective Date or six days after the ten-day cancellation period, or such other period as required by law, upon receipt of Written Notice, the Owner may transfer the Fixed Account Value or any Sub-Account Value to other Sub-Accounts and/or the Fixed Account. The transfer will be effected as of the date the Company receives Written Notice from the Owner.

    The amount transferred must be at least $100 or, if less, the entire amount in the Fixed Account or the Sub-Account(s) each time a transfer is made. If, after the transfer, the amount remaining in the Fixed Account or Sub-Account(s) from which the transfer is made is less than $100, the Company reserves the right to transfer the entire amount instead of the requested amount. The Company reserves the right to limit the maximum amount which may be transferred from the Fixed Account in any Policy Year. This maximum is currently the greater of $2,500 or 25% of the Fixed Account Value.

    The Policy Value on the effective date of the transfer will not be affected except to the extent of the transfer fee. The Company reserves the right to limit transfer requests to no more than 12 per year. For each additional transfer request over 12 during each Policy Year, the Company reserves the right to charge a Transfer Fee which is indicated on the Policy Specifications Page. The Transfer Fee, if any, will be deducted from the amount being transferred.

    The Company reserves the right, at any time and without prior notice, to terminate, suspend or modify the transfer privileges described above.

                                 DEATH BENEFIT

    DEATH BENEFIT PROCEEDS. The Company will, subject to the terms of this Policy, pay the Death Benefit Proceeds to the Beneficiary after receipt of due proof of death of both Joint Insureds.

    AMOUNT OF DEATH BENEFIT PROCEEDS. The Death Benefit Proceeds will be determined as of the date of the death of the Last Survivor of the Joint Insureds and will be equal to: (1), plus (2), minus (3), minus (4), where:

    (1) is the Death Benefit under the Death Benefit option selected;

    (2) is any additional death benefits due under any riders or endorsements attached to this Policy;

    (3) is any Policy Debt; and

    (4) is any unpaid Monthly Deductions if the Last Survivor of the Joint Insureds dies during the Grace Period.

    The Death Benefit Proceeds shall be determined under the Level Death Benefit Option or Increasing Death Benefit Option, whichever is chosen by the Owner and indicated on the Policy Specifications Page, or any supplemental Policy Specifications Page.

    LEVEL DEATH BENEFIT OPTION -- The Death Benefit will be the greater of:

    (a) the Face Amount of insurance on the date of death of the Last Survivor of the Joint Insureds; or

    (b) the Policy Value on the date of death of the Last Survivor of the Joint Insureds, plus a specified percentage of the Policy Value on the date of death of the Last Survivor of the Joint Insureds. The percentage, as indicated on the Table of Percentages below, varies with the Attained Age of

VUL-07 1-00                                                              Page 15
       the younger Joint Insured on the Policy Anniversary on or prior to the date of death of the Last Survivor of the Joint Insureds.

    INCREASING DEATH BENEFIT OPTION -- The Death Benefit will be the greater of:

    (a) the Face Amount of insurance on the date of death of the Last Survivor of the Joint Insureds plus the Policy Value on the Last Surviving Joint Insured's date of death; or

    (b) the Policy Value on the date of death of the Last Survivor of the Joint Insureds, plus a specified percentage of the Policy Value on the date of death of the Last Survivor of the Joint Insureds. The percentage, as indicated on the Table of Percentages below, varies with the Attained Age of the younger Joint Insured on the Policy Anniversary on or prior to the date of death of the Last Survivor of the Joint Insureds.

                              TABLE OF PERCENTAGES

ATTAINED   CORRIDOR    ATTAINED    CORRIDOR    ATTAINED    CORRIDOR
  AGE*    PERCENTAGE     AGE*     PERCENTAGE     AGE*     PERCENTAGE
--------  ----------   --------   ----------   --------   ----------
  0-40     150%           54        57%          68         17%
   41      143%           55        50%          69         16%
   42      136%           56        46%          70         15%
   43      129%           57        42%          71         13%
   44      122%           58        38%          72         11%
   45      115%           59        34%          73         9%
   46      109%           60        30%          74         7%
   47      103%           61        28%        75-90        5%
   48       97%           62        26%          91         4%
   49       91%           63        24%          92         3%
   50       85%           64        22%          93         2%
   51       78%           65        20%          94         1%
   52       71%           66        19%         95+         0%
   53       64%           67        18%

------------------------

*Attained Age of younger Joint Insured

    PAYMENT OF DEATH BENEFIT PROCEEDS. The Company will pay the Death Benefit Proceeds to the Beneficiary in a lump sum, unless a Settlement Option has been selected. If the Primary or Contingent Beneficiary is not living, or if no Beneficiary has been designated, the Company will pay the Owner or Owner's estate.

    SUSPENSION OF PAYMENT. Payment of the Death Benefit Proceeds may be suspended or delayed under the circumstances described herein for suspension or delay of payment of surrenders or Withdrawals.

    CREDITOR CLAIMS. To the extent permitted by applicable laws, no right or benefit under this Policy shall be subject to claims of creditors, except as may be provided by an assignment.

                           SURRENDERS AND WITHDRAWALS

    SURRENDERS. Prior to the death of the Last Survivor of the Joint Insureds, and while the Policy is in force, this Policy may be surrendered for its Surrender Value. The surrender will be effective as of the Valuation Day on which the Company receives a Written Notice requesting surrender of the Policy. If the Policy is surrendered, any applicable Surrender Charge as described on the Policy Specifications Page will be imposed. Once the surrender is effective, all benefits provided by the Policy cease and the Policy cannot be reinstated.

VUL-07 1-00                                                              Page 16

    WITHDRAWALS. After the first Policy Year, the Owner may make a written request for a Withdrawal, subject to certain restrictions. The minimum Withdrawal request is $500. The maximum Withdrawal request may be for an amount less than the Surrender Value. As of the date the Company receives Written Notice from the Owner, the Sub-Account Value(s) and Fixed Account Value will be reduced by the amount withdrawn (including the Withdrawal Charge as described on the Policy Specifications Page). The Owner may specify how the Withdrawal and Withdrawal Charge are to be deducted from the Sub-Account Value(s) and Fixed Account Value. In the event an allocation is not specified, the Company will allocate the Withdrawal and Withdrawal Charge based on the proportion that the value in the Fixed Account and the value in the Sub-Accounts bear to the Unloaned Policy Value.

    If a Level Death Benefit Option is in effect, the Company reserves the right to reduce the Face Amount of the Policy by the amount of the Withdrawal (exclusive of the Withdrawal Charge). Face Amount reductions will be effective on the Monthly Anniversary Day that falls on or next following the date the Company receives and accepts a written request for a Withdrawal. The order of Face Amount reductions will be as provided in the provision "Decreasing the Face Amount". There will be no Surrender Charge for a Face Amount reduction resulting from a Withdrawal.

    The Company reserves the right to decline a Withdrawal request if the remaining Basic or Supplemental Face Amount would be below the minimum amount for which the Company would then issue the Policy under its rules; or the Company determines that the Withdrawal would cause this Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by the Company.

                                  POLICY LOANS

    RIGHT TO MAKE LOANS, POLICY DEBT. After the first Policy Anniversary and prior to the death of the Last Survivor of the Joint Insureds and while this Policy is in force, loans can be made on this Policy provided it has Surrender Value greater than zero. However, the Policy must be properly assigned to the Company before any policy loan is made. No other collateral is needed. Any policy loan must be for at least a minimum loan amount of $500. The Company may delay making any policy loan from the Fixed Account for up to six months (unless the amount of the loan is for payment of a premium to the Company).

    MAXIMUM LOAN. The most the Owner can borrow is an amount that equals 90% of the Cash Value of the Policy minus any Policy Debt on the date the policy loan request is received.

    INTEREST. The interest charged on any policy loan is at an effective annual rate, shown on the Policy Specifications Page, compounded yearly on the Policy Anniversary. Interest payments are due for the prior Policy Year on each Policy Anniversary. If interest is not paid when due, it will be added to the amount of the policy loan and will bear interest at the rate payable on the policy loan. Interest is charged in arrears from the date of the policy loan. Interest, as it accrues from day to day, is considered part of the Policy Debt.

    COLLATERAL. When a policy loan is made, an amount sufficient to secure the policy loan is transferred out of the Sub-Account(s) and the Fixed Account and into the Policy's Loan Account. The Owner can specify how to allocate the amount to be transferred to the Loan Account as collateral from among the Sub-Account(s) and the Fixed Account. If an allocation is not specified, the amount will be allocated in the same proportion that the value of the Owner's Fixed Account and the value of the Owner's Sub-Account(s) bear to the total Unloaned Policy Value on the date the Company makes the policy loan. An amount equal to any unpaid policy loan interest will also be transferred on each Policy Anniversary to the Loan Account. The Company will allocate the unpaid interest based on the proportion that the value of the Owner's Fixed Account and the value of the Owner's Sub-Account(s) bear to the total Unloaned Policy Value. The Loan Account Value will be recalculated (1) when policy interest is added to the amount of the loan, (2) when a loan repayment is made or (3) when a new policy loan is made.

VUL-07 1-00                                                              Page 17

    The Company will credit the Loan Account with interest at an effective annual rate of not less than the Guaranteed Interest Rate for the Fixed Accounts shown on the Policy Specifications Page. On each Policy Anniversary, the interest earned on the Loan Account since the preceding Policy Anniversary will be transferred to the Sub-Account(s) and the Fixed Account. The interest will be transferred to the Sub-Account(s) and the Fixed Account in the same proportion that premium payments are allocated.

    If the Loan Account Value exceeds the Cash Value, the Owner must pay the excess. The Company will send the Owner a notice of the amount the Owner must pay. This amount must be paid within 31 days after the Company sends the notice, or the Policy will Lapse. The Company will send the notice to the Owner and to any assignee of record at their last known address.

    REPAYING POLICY DEBT. Policy Debt can be repaid in part or in full any time during the lifetime of both Joint Insureds while this Policy is in force. When a loan repayment is made, Policy Value in the Loan Account in an amount equal to that payment will be transferred to the Sub-Account(s) and the Fixed Account. The Owner may tell the Company how to allocate this transfer among the Sub-Account(s) and the Fixed Account. If no allocation is specified, the Company will allocate that amount among the Sub-Account(s) and the Fixed Account in the same proportion that premium payments are allocated.

                              CHANGING THIS POLICY

    The Owner can request any one of the following changes subject to certain conditions. The Owner's request must be received in writing at the Company's Home Office.

    INCREASING THE FACE AMOUNT. On or after the first Policy Anniversary during the lifetime of both Joint Insureds, the Owner may submit an application for an increase in Supplemental Face Amount. The Company reserves the right to require proof of insurability, satisfactory to the Company, in connection with evaluating any requested increase in Supplemental Face Amount. The Attained Age of the older Joint Insured must be less than the maximum issue age. The amount of any increase must be at least $25,000. Any increase approved by the Company will be effective on the effective date shown on the supplemental Policy Specifications Page which will be issued and attached to the Policy and will be subject to monthly cost of insurance deductions for the increase from the Policy Value of this Policy. The Basic Face Amount cannot be increased.

    PREMIUM PAYMENTS REQUIRED FOR A FACE AMOUNT INCREASE. Additional premium payments may be required in connection with an increase in Supplemental Face Amount. The Company will notify the Owner if additional premium payments are required and specify the premium payments required on the supplemental Policy Specifications Page.

    CANCELLATION OF A FACE AMOUNT INCREASE. The cancellation provision on the cover of the Policy applies equally to any increase in Supplemental Face Amount except that where no additional premium payments are required in order to increase the Supplemental Face Amount, the cost of insurance and administration charge deductions for increases in Supplemental Face Amount will be credited back to the sub-accounts and fixed account in the proportion that each Sub-Account Value and the Fixed Account Value bears to the Unloaned Policy Value if the increase is canceled.

    DECREASING THE FACE AMOUNT. On or after the first Policy Anniversary, the Owner can request in writing a decrease in Face Amount subject to the following rules. Any decrease will go into effect on the Monthly Anniversary Day that falls on or next following the date the Company receives and accepts the request for change. The decrease will first be applied against any Supplemental FACE AMOUNT IN THE REVERSE ORDER IN WHICH Supplemental Face Amount increases occurred, if any. It will then be applied against the Basic Face Amount of the Policy. The Company reserves the right to prohibit any decrease: (1) for the three Policy Years following an increase in Supplemental Face Amount; and
(2) for one Policy Year following the last decrease in the Basic or Supplemental Face Amount of the Policy.

VUL-07 1-00                                                              Page 18

    The Supplemental Face Amount remaining in effect after any decrease cannot be less than the Minimum Supplemental Face Amount shown on the Policy Specifications Page or supplemental Policy Specifications Page. The Basic Face Amount remaining in effect after any decrease cannot be less than the Minimum Basic Face Amount shown on the Policy Specifications Page. Decreasing the Face Amount may result in lower Monthly Deductions or a refund in premiums and earnings thereon. Decreasing the Basic Face Amount may result in a partial Surrender Charge. The Company reserves the right to refuse a decrease in Face Amount if such decrease would cause this Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by the Company.

    CHANGING THE DEATH BENEFIT OPTION. On or after the first Policy Anniversary, the Owner may request in writing a change in the Death Benefit Option. The change will go into effect on the Monthly Anniversary Day that falls on or next following the date the Company receives and accepts the request for change. If the Owner requests a change from Increasing Death Benefit Option to Level Death Benefit Option, the Face Amount will be increased to equal the Death Benefit on the effective date of change. The increase in the Face Amount will be deemed an increase in the Supplemental Face Amount. There will be no administration charge for a Face Amount increase resulting from a Death Benefit Option change. If the Owner requests, during the lifetime of both Joint Insureds, a change from Level Death Benefit Option to Increasing Death Benefit Option, the Face Amount will be decreased so that it equals the Death Benefit less the Policy Value on the effective date of the change. There will be no Surrender Charge for a Face Amount reduction resulting from a Death Benefit Option change. The Company reserves the right to require satisfactory proof of insurability before permitting a change in Death Benefit options.

    CHANGE APPROVAL. All changes must be approved by the Company at the Home Office. No agent has the authority to make any changes or waive any of the terms of this Policy.

                               SETTLEMENT OPTIONS

    Settlement Options provide alternative ways in which payment can be made. Payment under these Settlement Options will not be affected by the investment experience of any Sub-Account after the proceeds are applied under such option.

    AVAILABILITY OF OPTIONS. Upon written request, all or part of the Death Benefit Proceeds or Surrender Value may be applied under any Settlement Option the Company offers on the option date. The option date is any date this Policy terminates under the termination provision. If this Policy is assigned, either before or after the choice of an option, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any Settlement Option.

    MINIMUM AMOUNTS. If the amount to be applied under any Settlement Option for any one person is less than $5,000, the Company may pay that amount in one sum instead. If the payments under any option come to less than $50 each, the Company has the right to make payments at less frequent intervals.

    ELECTING A SETTLEMENT OPTION. To elect any Settlement Option, the Company requires that a Written Request, satisfactory to it. The Owner may elect a Settlement Option during the lifetime of either of the Joint Insureds. If the Death Benefit Proceeds are payable in a single sum when the Last Survivor of the Joint Insureds dies, the Beneficiary may elect a Settlement Option with the Company's consent.

    EFFECTIVE DATE AND PAYMENT DATE. The effective date of a Settlement Option is the date the amount is applied under that option. For Death Benefit Proceeds, this is the date that due proof of the death of both Joint Insureds is received at the Company's Home Office. For the Surrender Value, it is the effective date of surrender.

    A later date for the first payment may be requested in the Settlement Option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No partial payment will be made for any period shorter than the time between payment dates.

VUL-07 1-00                                                              Page 19

    If the Surrender Value is applied under any option, the Company may delay payment for up to six months. Interest at the rate in effect for Option 3 during this period will be paid on the Surrender Value.

    DESCRIPTION OF OPTIONS. The Company's Settlement Options are described below. Any other Settlement Option agreed to by the Company may be elected. The Settlement Options are described in terms of monthly payments.

    OPTION 1 -- PAYMENT FOR A FIXED PERIOD. Equal monthly payments will be made for any period selected up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates the Company is using when the first payment is due. The rate of any payment for each $1,000 of proceeds applied will not be less than shown in the Option 1 Table. The payments shown in this table are based on an interest rate of 3% per year.

                                 OPTION 1 TABLE

     MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED
---------------------------------------------------------------
           MONTHLY               MONTHLY               MONTHLY
 YEARS     PAYMENT     YEARS     PAYMENT     YEARS     PAYMENT
--------   --------   --------   --------   --------   --------
 1          $84.47       11       $8.86        21       $5.32
 2           42.86       12        8.24        22        5.15
 3           28.99       13        7.71        23        4.99
 4           22.06       14        7.26        24        4.84
 5           17.91       15        6.87        25        4.71
 6           15.14       16        6.53        26        4.59
 7           13.16       17        6.23        27        4.47
 8           11.68       18        5.96        28        4.37
 9           10.53       19        5.73        29        4.27
 10           9.61       20        5.51        30        4.18

    OPTION 2 -- LIFE INCOME WITH PAYMENTS FOR A GUARANTEED PERIOD. Equal monthly payments are based on the life of the named person. Payments will continue for the lifetime of that person with payments guaranteed for 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

VUL-07 1-00                                                              Page 20

    The Option 2 Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates the Company is using when the first payment is due. They will not be less than shown in the Table, which is based on the 1983 Individual Annuity Mortality Table A projected 13 years with interest at 3% per annum. One year will be deducted from the Attained Age of the named person for every completed three years beyond the year 1996. The Age of the payee is the age at the birthday nearest to the effective date of the option.

                                 OPTION 2 TABLE

  AGE        MALE GUARANTEED      FEMALE GUARANTEED      AGE        MALE GUARANTEED      FEMALE GUARANTEED
   OF            PERIOD                PERIOD             OF            PERIOD                PERIOD
 PAYEE      10 YRS     20 YRS     10 YRS     20 YRS     PAYEE      10 YRS     20 YRS     10 YRS     20 YRS
    0-30     3.08       3.07       2.95       2.95         56       4.33       4.16       3.93       3.86
      31     3.10       3.09       2.97       2.96         57       4.42       4.22       4.00       3.92
      32     3.13       3.12       2.99       2.98         58       4.51       4.29       4.08       3.98
      33     3.16       3.15       3.01       3.00         59       4.61       4.36       4.16       4.04
      34     3.19       3.17       3.03       3.03         60       4.71       4.43       4.24       4.11
      35     3.22       3.20       3.06       3.05         61       4.82       4.49       4.33       4.18
      36     3.25       3.23       3.08       3.07         62       4.94       4.57       4.42       4.25
      37     3.28       3.26       3.11       3.10         63       5.06       4.64       4.52       4.32
      38     3.32       3.29       3.13       3.12         64       5.19       4.71       4.63       4.40
      39     3.35       3.33       3.16       3.15         65       5.32       4.77       4.74       4.47
      40     3.39       3.36       3.19       3.18         66       5.46       4.84       4.86       4.55
      41     3.43       3.40       3.22       3.21         67       5.61       4.91       4.98       4.63
      42     3.48       3.44       3.25       3.24         68       5.76       4.97       5.12       4.70
      43     3.52       3.48       3.29       3.27         69       5.91       5.03       5.26       4.78
      44     3.57       3.52       3.32       3.31         70       6.08       5.09       5.41       4.86
      45     3.61       3.56       3.36       3.34         71       6.25       5.15       5.56       4.93
      46     3.67       3.61       3.40       3.38         72       6.42       5.20       5.73       5.00
      47     3.72       3.66       3.44       3.42         73       6.59       5.24       5.90       5.06
      48     3.77       3.70       3.49       3.46         74       6.77       5.29       6.08       5.13
      49     3.83       3.75       3.53       3.50         75       6.96       5.33       6.27       5.18
      50     3.89       3.81       3.58       3.55         76       7.14       5.36       6.46       5.23
      51     3.96       3.86       3.63       3.59         77       7.32       5.39       6.66       5.28
      52     4.02       3.92       3.69       3.64         78       7.51       5.42       6.87       5.32
      53     4.10       3.97       3.74       3.69         79       7.69       5.44       7.08       5.36
      54     4.17       4.03       3.80       3.74      80 &        7.87       5.46       7.29       5.39
      55     4.25       4.10       3.87       3.80       Over

    OPTION 3 -- INTEREST INCOME. The Company will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by it. This rate will be not less than the equivalent of 3% per year.

    OPTION 4 -- PAYMENTS OF A FIXED AMOUNT. Equal monthly payments will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate set by the Company, but not less than an effective interest rate of 3% per year. Payments continue until the amount the Company holds runs out. The last payment will be for the balance only.

    DEATH OF PAYEE. If the payee dies while there are any unpaid installments under Option 1 or before the end of the guaranteed period under Option 2, the Company will pay the commuted value of the remaining payments in a lump sum. The commuted value or any balance held under Option 3 or Option 4 will be paid to the payee's executors or administrators unless the written election of the Option directed the Company differently. Any commuted value will be calculated using 3% interest per year.

VUL-07 1-00                                                              Page 21

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VUL-07 1-00                                                              Page 22

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VUL-07 1-00

         LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

 Death Benefit Payable at the Death of the Last Survivor of the Joint Insureds

No Death Benefit Payable on the Death of the First to Die of the Joint Insureds

                              NON-DIVIDEND PAYING

VUL-07 1-00